Exhibit 99.1

Q4 2018 GAAP revenue $1,111.0 million, up 153.4 percent, Fully Diluted GAAP Earnings Per Share $0.23, down 70.1 percent

Adjusted revenue $1,132.8 million, up 157.8 percent, Adjusted Diluted Earnings Per Share $0.95, up 75.9 percent

WINDSOR, CT, February 14, 2019 (PR Newswire) SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of investment and financial software-enabled services and software, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

GAAP Results

SS&C reported GAAP revenue of $1,111.0 million for the fourth quarter of 2018, up 153.4 percent compared to $438.4 million in the fourth quarter of 2017. GAAP revenue for the year ended December 31, 2018 was $3,421.1 million, increasing 104.2 percent from $1,675.3 million in 2017.  GAAP operating income for the fourth quarter of 2018 was $212.4 million, or 19.1 percent of GAAP revenue, compared to $113.3 million, or 25.8 percent of GAAP revenue, in 2017’s fourth quarter, representing an 87.5 percent increase. GAAP operating income for the year ended December 31, 2018 was $429.1 million, or 12.5 percent of GAAP revenue, compared to $396.9 million, or 23.7 percent of GAAP revenue, for 2017, representing an 8.1 percent increase.

GAAP net income for the fourth quarter of 2018 was $58.7 million, down 64.5 percent compared to $165.4 million in 2017’s fourth quarter. GAAP net income for the year ended December 31, 2018 was $103.2 million, down 68.6 percent compared to $328.9 million in 2017.  On a fully diluted GAAP basis, earnings per share in the fourth quarter of 2018 were $0.23 per share, down 70.1 percent compared to $0.77 earnings per share on a fully diluted GAAP basis in the fourth quarter of 2017.  On a fully diluted GAAP basis, earnings per share for the year ended December 31, 2018 were $0.42, down 72.9 percent from 2017’s $1.55 per share.

Adjusted Non-GAAP Results (defined in Notes 1-4 below)

Adjusted revenue was $1,132.8 million for the fourth quarter of 2018, up 157.8 percent compared to $439.4 million in the fourth quarter of 2017. Adjusted revenue for the year ended December 31, 2018 was $3,478.7 million, increasing 106.8% from $1,682.5 million in 2017.  Adjusted operating income for the fourth quarter of 2018 was $421.5 million, or 37.2 percent of adjusted revenue, compared to $182.4 million, or 41.5 percent of adjusted revenue, in 2017’s fourth quarter, representing a 131.1 percent increase. Adjusted operating income for the year ended December 31, 2018 was $1,209.9 million, or 34.8 percent of adjusted revenue, compared to $665.3 million, or 39.5 percent of adjusted revenue, for 2017, representing an 81.9 percent increase.

Adjusted net income for the fourth quarter of 2018 was $243.0 million, up 112.2 percent compared to $114.5 million in 2017’s fourth quarter. Adjusted net income for the year ended December 31, 2018 was $711.5 million, up 73.9 percent compared to $409.2 million in 2017.  Adjusted diluted earnings per share in the fourth quarter of 2018 were $0.95 per share, up 75.9 percent compared to $0.54 per share in the fourth quarter of 2017.  Adjusted diluted earnings per share for the year ended December 31, 2018 were $2.92, up 51.3 percent from 2017’s $1.93 per share.

Fourth Quarter Highlights:

•	Adjusted net income was $243.0 million for Q4 2018, increasing 112.2 percent from Q4 2017’s adjusted net income of $114.5 million.
•	Adjusted consolidated EBITDA increased 132.5 percent to $444.8 million in Q4 2018. Adjusted consolidated EBITDA margin was 39.3 percent for the quarter.
•	Paid down $926.2 million in debt since acquiring DST Systems, bringing our leverage ratio to 4.54 times consolidated EBITDA as of December 31, 2018.

“SS&C Technologies finished 2018 strong, with total adjusted revenues of $3,478.7 million and adjusted diluted earnings per share of $2.92” says Bill Stone, Chairman and Chief Executive Officer. “We spent over $8 billion to acquire DST Systems, Eze Software, and Intralinks in 2018, and we are seeing success in both top line growth and margin improvement. Our core business remains strong, with solid organic revenue growth and margin expansion contributing to our earnings beat. ”

Quarterly Dividend Increase

On February 12th, SS&C’s Board of Directors approved a 25.0 percent increase in the quarterly dividend from $0.08 to $0.10 per share, or $0.40 annually. The dividend is payable on March 15, 2019 to stockholders of record as of the close of business on March 1, 2019.

Operating Cash Flow

SS&C generated net cash from operating activities of $640.1 million for the twelve months ended December 31, 2018, compared to $471.8 million for the same period in 2017, representing a 35.7 percent increase. Operating cash flow was impacted by approximately $244.0 million of transaction costs related to the acquisition of DST Systems. SS&C ended the fourth quarter with $166.7 million in cash and cash equivalents and $8,354.9 million in gross debt, for a net debt balance of $8,188.2 million.  SS&C’s consolidated net leverage ratio as defined in our credit agreement stood at 4.54 times consolidated EBITDA as of December 31, 2018.

Guidance

	Q1 2019	FY 2019
Adjusted Revenue ($M)	$1,132.0 – $1,162.0	$4,690.0 – $4,790.0
Adjusted Net Income ($M)	$217.0 – $233.0	$970.0 – $1,015.0
Cash from Operating Activities ($M)	–	$1,095.0 – $1,135.0
Capital Expenditures (% of revenue)	–	2.6% – 3.0%
Diluted Shares (M)	263.3 – 261.8	266.5 – 264.5
Effective Income Tax Rate (%)	26%	26%

SS&C does not provide reconciliations of guidance for Adjusted Revenues and Adjusted Net Income to comparable GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. SS&C is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition transactions and integration, foreign exchange rate changes, as well as other non-cash and other adjustments as defined under the Company’s Credit agreement, that are difficult to predict in advance in order to include in a GAAP estimate.  The unavailable information could have a significant impact on Q1 2019 and FY 2019 GAAP financial results.

Non-GAAP Financial Measures

Adjusted revenue, adjusted operating income, adjusted consolidated EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP measures. See the accompanying notes for the reconciliations and definitions for each of these non-GAAP measures and the reasons our management believes these measures provide useful information to investors regarding our financial condition and results of operations.

Earnings Call and Press Release

SS&C’s Q4 2018 and Full Year 2018 earnings call will take place at 5:00 p.m. eastern time today, February 14, 2019. The call will discuss Q4 2018 and Full Year 2018 results and our guidance and business outlook. Interested parties may dial 844-343-4183 (US and Canada) or 647-689-5128 (International), and request the “SS&C Technologies Fourth Quarter and Full Year 2018 Conference Call”; conference ID #9887688. A replay will be available after 10:00 p.m. eastern time on February 14, 2019, until midnight on February 21, 2019. The replay dial-in number is 800-585-8367 or 416-621-4642; access code #9887688. The call will also be available for replay on SS&C’s website after February 14, 2019; access: http://investor.ssctech.com/results.cfm.

Certain information contained in this press release relating to, among other things, the Company’s financial guidance for the first quarter and full year of 2019 constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts.  Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words.  Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.  Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including DST Systems, Inc., the effect of customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of personal information, evolving regulations and increased scrutiny from regulators,  the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website.  Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Financial services and healthcare organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C's products and services.

Follow SS&C on Twitter, Linkedin and Facebook.

For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations

Tel: +1-212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive (Loss) Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Software-enabled services	$935.2	$282.9	$2,798.9	$1,114.0
License, maintenance and related	175.8	155.5	622.2	561.3
Total revenues	1,111.0	438.4	3,421.1	1,675.3
Cost of revenues:
Software-enabled services	559.9	159.7	1,753.0	628.1
License, maintenance and related	78.1	65.7	298.1	258.3
Total cost of revenues	638.0	225.4	2,051.1	886.4
Gross profit	473.0	213.0	1,370.0	788.9
Operating expenses:
Selling and marketing	74.7	30.0	211.0	118.5
Research and development	104.0	38.4	318.2	153.3
General and administrative	80.5	30.7	313.9	119.6
Transaction expenses	1.4	0.6	97.8	0.6
Total operating expenses	260.6	99.7	940.9	392.0
Operating income	212.4	113.3	429.1	396.9
Interest expense, net	(97.3)	(25.8)	(271.0)	(107.4)
Other (expense) income, net	(6.6)	(0.7)	8.2	(4.5)
Equity in (loss) earnings of unconsolidated affiliates, net	(0.7)	—	2.1	—
Gain (loss) on extinguishment of debt, net	1.1	—	(43.3)	(2.3)
Income before income taxes	108.9	86.8	125.1	282.7
Provision (benefit) for income taxes	50.2	(78.6)	21.9	(46.2)
Net income	$58.7	$165.4	$103.2	$328.9

Basic earnings per share	$0.24	$0.80	$0.44	$1.61
Diluted earnings per share	$0.23	$0.77	$0.42	$1.55

Basic weighted average number of common shares outstanding	245.6	206.2	232.5	204.9
Diluted weighted average number of common and common equivalent shares outstanding	255.8	213.9	243.7	211.6

Cash dividends declared and paid per common share	$0.08	$0.07	$0.30	$0.265

Net income	58.7	165.4	103.2	328.9
Other comprehensive (loss) income, net of tax:
Foreign currency exchange translation adjustment	(175.7)	4.7	(260.3)	56.4
Total comprehensive (loss) income, net of tax	(175.7)	4.7	(260.3)	56.4
Comprehensive (loss) income	$(117.0)	$170.1	$(157.1)	$385.3

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$166.7	$64.1
Funds receivable and funds held on behalf of clients	1,014.7	—
Accounts receivable, net	681.7	243.9
Contract asset	18.5	—
Prepaid expenses and other current assets	154.4	38.7
Prepaid income taxes	5.6	12.1
Restricted cash	6.4	0.6
Total current assets	2,048.0	359.4
Investments	190.5	—
Unconsolidated affiliates	239.3	—
Property, plant and equipment, net	553.2	101.0
Deferred income taxes	4.8	2.3
Contract asset	31.5	—
Goodwill	8,042.0	3,707.8
Intangible and other assets, net	4,937.8	1,369.0
Total assets	$16,047.1	$5,539.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$87.5	$37.9
Client funds obligations	1,014.7	—
Accounts payable	41.4	27.1
Income taxes payable	11.1	6.0
Accrued employee compensation and benefits	322.0	96.0
Interest payable	0.2	16.4
Other accrued expenses	199.2	55.6
Deferred revenue	245.7	204.6
Total current liabilities	1,921.8	443.6
Long-term debt, net of current portion	8,168.5	2,007.3
Other long-term liabilities	221.9	118.7
Deferred income taxes	1,154.9	283.5
Total liabilities	11,467.1	2,853.1
Total stockholders’ equity	4,580.0	2,686.4
Total liabilities and stockholders’ equity	$16,047.1	$5,539.5

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twelve Months Ended December 31,
	2018	2017
Cash flow from operating activities:
Net income	$103.2	$328.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	518.5	237.2
Equity in earnings of unconsolidated affiliates, net	(2.1)	—
Cash distributions received from unconsolidated affiliates	4.2	—
Stock-based compensation expense	96.9	41.5
Net unrealized gains on investments	(0.9)	—
Amortization and write-offs of loan origination costs and original issue discounts	13.6	10.5
Loss on extinguishment of debt, net	43.3	2.3
Loss on sale or disposition of property and equipment	0.3	0.9
Deferred income taxes	(105.2)	(152.0)
Provision for doubtful accounts	4.0	2.4
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	50.4	(1.8)
Prepaid expenses and other assets	31.9	(7.3)
Contract assets	(22.3)	—
Accounts payable	(91.0)	13.8
Accrued expenses	(3.5)	(14.8)
Income taxes prepaid and payable	(17.4)	45.6
Deferred revenue	16.2	(35.4)
Net cash provided by operating activities	640.1	471.8
Cash flow from investing activities:
Additions to property and equipment	(33.6)	(35.5)
Proceeds from sale of property and equipment	9.7	—
Cash paid for business acquisitions, net of cash acquired	(7,066.7)	(17.4)
Additions to capitalized software	(55.5)	(10.4)
Investments in securities	(16.4)	—
Receipts from collections of loans made	7.0	—
Proceeds from sales / maturities of investments	52.9	—
Net cash used in investing activities	(7,102.6)	(63.3)
Cash flow from financing activities:
Cash received from debt borrowings, net of original issue discount	8,744.0	45.0
Repayments of debt and acquired debt	(3,141.0)	(512.5)
Net increase in client funds obligations	604.8	—
Proceeds from exercise of stock options	84.9	60.2
Withholding taxes paid related to equity award net share settlement	(17.5)	(4.8)
Fees paid for debt extinguishment and refinancing activities	(86.4)	(1.5)
Proceeds from common stock issuance, net	1,399.1	—
Dividends paid on common stock	(70.9)	(54.4)
Net cash provided by (used in) financing activities	7,517.0	(468.0)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5.9)	4.5
Net increase (decrease) in cash, cash equivalents and restricted cash	1,048.6	(55.0)
Cash, cash equivalents and restricted cash, beginning of period	64.7	119.7
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$1,113.3	$64.7

Reconciliation of cash, cash equivalents and restricted cash and cash equivalents:
Cash and cash equivalents	$166.7	$64.1
Restricted cash and cash equivalents	6.4	0.6
Funds receivable and funds held on behalf of clients	940.2	—
	$1,113.3	$64.7
Supplemental disclosure of non-cash activities:
Property and equipment acquired through tenant improvement allowances	$0.7	$10.3

SS&C Technologies Holdings, Inc. and Subsidiaries

Disclosures Relating to Non-GAAP Financial Measures

Note 1. Reconciliation of Revenues to Adjusted Revenues

Adjusted revenues represents revenues adjusted to include a) amounts that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and b) amounts that would have been recognized if not for adjustments to deferred revenue and retained earnings related to the adoption of ASC 606.  Adjusted revenues is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of the Company’s business.  Adjusted revenues is not a recognized term under generally accepted accounting principles (“GAAP”).  Adjusted revenues does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance.  Adjusted revenues as presented herein is not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted revenues to revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2018	2017	2018	2017
Revenues	$1,111.0	$438.4	$3,421.1	$1,675.3
ASC 606 adoption impact	11.3	-	39.9	-
Purchase accounting adjustments impact on revenue	10.5	1.0	17.7	7.2
Adjusted revenues	$1,132.8	$439.4	$3,478.7	$1,682.5

The following is a breakdown of software-enabled services and license, maintenance and related revenues and adjusted software-enabled services and license, maintenance and related revenues.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2018	2017	2018	2017
Software-enabled services	$935.2	$282.9	$2,798.9	$1,114.0
License, maintenance and related	175.8	155.5	622.2	561.3
Total revenues	$1,111.0	$438.4	$3,421.1	$1,675.3

Software-enabled services	$945.6	$282.9	$2,815.1	$1,114.0
License, maintenance and related	187.2	156.5	663.6	568.5
Total adjusted revenues	$1,132.8	$439.4	$3,478.7	$1,682.5

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for amortization of intangible assets, stock-based compensation, purchase accounting adjustments for deferred revenue and related costs and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company.  Adjusted operating income is not a recognized term under GAAP.  Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2018	2017	2018	2017
Operating income	$212.4	$113.3	$429.1	$396.9
Amortization of intangible assets	142.5	53.3	418.4	211.3
Stock-based compensation	20.8	9.9	96.9	41.5
Capital-based taxes	—	(0.6)	—	0.3
Purchase accounting adjustments (1)	19.6	0.5	46.5	4.4
ASC 606 adoption impact	11.3	—	40.2	—
Other (2)	14.9	6.0	178.8	10.9
Adjusted operating income	$421.5	$182.4	$1,209.9	$665.3

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to currency transactions, facilities and workforce restructuring, legal settlements and business combinations.

Note 3. Reconciliation of Net Income to EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA

EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in April 2018, as amended, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. Adjusted consolidated EBITDA is calculated by subtracting acquired EBITDA (as defined below) from consolidated EBITDA. EBITDA, consolidated EBITDA and adjusted consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA, consolidated EBITDA and adjusted consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as alternatives to operating income, net income or cash flows from operating activities as indicators of our operating performance. These measures are not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation of EBITDA, consolidated EBITDA and adjusted consolidated EBITDA to net income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2018	2017	2018	2017
Net income	$58.7	$165.4	$103.2	$328.9
Interest expense, net	97.3	25.8	271.0	107.4
Provision (benefit) for income taxes	50.2	(78.6)	21.9	(46.2)
Depreciation and amortization	175.6	60.3	518.5	237.2
EBITDA	381.8	172.9	914.6	627.3
Stock-based compensation	20.8	9.9	96.9	41.5
Capital-based taxes	—	(0.6)	—	0.3
Acquired EBITDA and cost savings (1)	24.6	—	523.5	4.5
Non-cash portion of straight-line rent expense	0.1	1.9	—	4.4
(Gain) loss on extinguishment of debt, net	(1.1)	—	43.3	2.3
Equity in loss (earnings) of unconsolidated affiliates, net	0.7	—	(2.1)	—
Purchase accounting adjustments (2)	9.8	0.5	17.8	4.4
ASC 606 adoption impact	11.3	—	40.2	—
Other (3)	21.4	6.7	170.5	15.3
Consolidated EBITDA	$469.4	$191.3	$1,804.7	$700.0
Less: acquired EBITDA	(24.6)	—	(523.5)	(4.5)
Adjusted Consolidated EBITDA	$444.8	$191.3	$1,281.2	$695.5

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements and business combinations.

Note 4. Reconciliation of Net Income to Adjusted Net Income and Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Adjusted net income and adjusted diluted earnings per share represent net income and earnings per share before amortization of intangible assets and deferred financing costs, stock-based compensation, capital-based taxes and other items. We consider adjusted net income and adjusted diluted earnings per share to be important to management and investors because they represent our operational performance exclusive of the effects of amortization of intangible assets and deferred financing costs, stock-based compensation, capital-based taxes, other unusual and non-recurring items, purchase accounting adjustments, and loss on extinguishment of debt that are not operational in nature or comparable to those of our competitors. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP.  Adjusted net income and adjusted diluted earnings per share do not represent net income or diluted earnings per share, as those terms are defined under GAAP, and should not be considered as alternatives to net income or diluted earnings per share as indicators of our operating performance.  Adjusted net income and adjusted diluted earnings per share as presented herein are not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted net income and adjusted diluted earnings per share to net income and diluted earnings per share, the GAAP measures we believe to be most directly comparable to adjusted net income and adjusted diluted earnings per share.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2018	2017	2018	2017
GAAP – Net income	$58.7	$165.4	$103.2	$328.9
Plus: Amortization of intangible assets	142.5	53.3	418.4	211.3
Plus: Amortization of deferred financing costs and original issue discount	4.2	2.6	13.7	10.6
Plus: Stock-based compensation	20.8	9.9	96.9	41.5
Plus (Less): Capital-based taxes	—	(0.6)	—	0.3
(Less) Plus: (Gain) loss on extinguishment of debt, net	(1.1)	—	43.3	2.3
Plus: Purchase accounting adjustments (1)	19.6	0.5	46.5	4.4
Plus: ASC 606 adoption impact	11.3	—	40.2	—
Plus (Less): Equity in loss (earnings) of unconsolidated affiliates, net	0.7	—	(2.1)	—
Plus: Other (2)	21.4	6.7	170.5	15.3
Income tax effect (3)	(35.1)	(123.3)	(219.1)	(205.4)
Adjusted net income	$243.0	$114.5	$711.5	$409.2
Adjusted diluted earnings per share	$0.95	$0.54	$2.92	$1.93
GAAP diluted earnings per share	$0.23	$0.77	$0.42	$1.55
Diluted weighted-average shares outstanding	255.8	213.9	243.7	211.6

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements and business combinations.

(3)

An estimated normalized effective tax rate of approximately 26% and 25% for the three and twelve months ended December 31, 2018, and 28% for the three and twelve months ended December 31, 2017, respectively, has been used to adjust the provision for income taxes for the purpose of computing adjusted net income.